SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549


                             FORM 8-K


                           CURRENT REPORT


                   Pursuant to Section 13 or 15(d)
               of the Securities Exchange Act of 1934

                          August 25, 1994

                         CAESARS WORLD, INC.

          (Exact name of issuer as specified in its charter)

   Florida                1-5979               59-0773674
(State of Other         (Commission          (IRS Employer of
 Jurisidiction           File Number)         Identification
 or Organization)                             Number)

1801 Century Park East
    Suite 2600
Los Angeles, California                          90067
 (Address of Principal                         (Zip Code)
  Executive Office)

                         (310) 552-2711

        Registrant's telephone number, including area code

Item 5.   Other Events.

On August 24, 1994, Registrant issued the following press release:

LOS ANGELES, CALIFORNIA -- Caesars World, Inc. (NYSE/CAW) today announced net income for fiscal 1994 was $78,361,000, or $3.19 per share, compared with $83,215,000, or $3.40 per share, for fiscal 1993.

     Revenue for the fiscal year ended July 3l, 1994, surpassed the billion dollar mark for the first time in the company's history, totaling $1,015,766,000, compared with $983,459,000 in fiscal 1993.

     Henry Gluck, chairman and chief executive officer, said, "We are pleased to report that casino activity in both our Nevada and New Jersey operations achieved record levels in fiscal 1994. The decline in earnings principally reflects fiscal 1994 fourth quarter results which were down from the prior-year quarter due to significantly lower table-game win percentages in our Nevada operations." The company had announced in June 1994 that it anticipated a substantial reduction in profits as a result of unusually large losses during the middle of the month to a small number of long-term, table-game customers in Nevada.

     Net income for the fiscal 1994 fourth quarter was $16,905,000, or 69 cents per share, compared with $25,686,000, or $1.04 per share, during the fiscal 1993 fourth quarter. Revenue totaled $251,458,000, compared with $262,015,000 in the fiscal 1993 quarter.

     For the full year, the company's Nevada table-game activity and win increased over fiscal 1993 despite a slightly lower table-game win percentage. The full-year slots activity and win results established all-time highs for the Nevada operations. However, operating income in Nevada declined due to higher marketing and payroll costs, and an increased provision for bad debts.

     In New Jersey, increased contributions to income during the fiscal 1994 fourth quarter and full-year reporting periods resulted largely from casino operations at Caesars Atlantic City. Record slots revenue was realized in both reporting periods and there was a positive impact from the Simulcast Casino which opened in October
1993 and included high-tech horse race betting, a poker section and casino table games. Keno was introduced into this expanded area during June 1994. For the full year, the improved results in New Jersey were partially offset by slightly lower table-game win and by higher operating costs, notably the increased payroll for additional employees in the expanded casino.

     During the fiscal 1994 fourth quarter, the company
also realized a positive contribution to earnings from an
unconsolidated affiliate in Windsor, Canada.   Caesars
World has a one-third interest in the joint venture which operates an interim Windsor casino which opened in May
1994.

     The company's other expenses decreased from the fiscal
1993 fourth quarter, primarily due to a reduction in legal expenses, expense accruals and lower costs associated with stock appreciation rights. These reduced expenses were partially offset by higher costs related to the pursuit of expansion opportunities in potential new gaming venues.

     During both fiscal 1994 reporting periods, when compared with the same fiscal 1993 periods, Caesars World's net interest expenses decreased due to lower outstanding debt and a debt refinancing which was substantially completed during the fiscal 1993 first quarter.

                         CAESARS WORLD, INC.
                 CONSOLIDATED INCOME STATEMENT DATA
                             (Unaudited)
             (In thousands, except net income per share)


                                        Three Months        Twelve Months
For the periods ended July 31           1994    1993        1994      1993
Revenue
  Nevada                                $131,256 $151,173   $ 596,685 $ 574,507
  New Jersey                             100,054   93,947     350,527   345,088
  Earnings of unconsolidated affilate (a)  1,958       -        1,958        -
     Casino/hotel operations             233,268  245,120     949,170   919,595
  Pocono Resorts                          13,116   12,533      46,288    44,177
  Other (a)                                5,074    4,362      20,308    19,687
     Total revenue                      $251,458 $262,015  $1,015,766 $ 983,459

Contributions to Operating Income
  Nevada                              $    4,618 $ 27,899  $   85,107 $ 106,489
  New Jersey                              22,936   19,513      63,732    60,681
  Earnings of unconsolidated affiliate (a) 1,958       -        1,958        -
     Casino/hotel operations              29,512   47,412     150,797   167,170
  Pocono Resorts                           3,089    2,950       9,539     9,100
  Other expenses (b)                      (1,230)  (4,377)    (15,831)  (17,159)
     Operating income                     31,371   45,985     144,505   159,111

Interest income                              942      490       3,345     1,748
Interest expense                          (4,824)  (5,287)    (19,295)  (26,883)

Income before income taxes                27,489    41,188    128,555   133,976

Income taxes (c)                          10,584    15,502     50,194    50,761

     Net income                        $  16,905 $  25,686  $  78,361 $  83,215

Net income per share                   $    0.69 $    1.04  $    3.19 $   3.40

Average number of common and common
  equivalent shares outstanding           24,528    24,583     24,567   24,475


(a) Represents Caesars proportionate share of unconsolidated affiliate in Windsor, Canada which began operations on May 17, 1994.

(b)    Other revenue is primarily from merchandising operations.
  Other expenses include the contribution
from merchandising operations and corporate expenses.

(c) The effective income tax rate during the nine months ended April 30, 1994, was higher than the same period in 1993.  In August 1993, the Federal tax rate
  increased, retroactive to January 1, 1993, from 34 to 35 percent. The company also changed its method for income tax accounting by adopting
FASB 109 effective August 1, 1993.  The impact of this cumulative change in accounting and the
retroactive change in the corporate tax rate aggregated a net charge of approximately $750,000
in the first quarter of fiscal 1994.


                           SIGNATURES

     Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the under signed hereunto duly authorized.

                              CAESARS WORLD, INC.

                              By /s/Philip L. Ball
                                 Philip L. Ball
                                 Senior Vice President,
                                 Secretary & General Counsel


August 25, 1994